UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2014

Idera Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31918	04-3072298
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

167 Sidney Street

Cambridge, Massachusetts 02139

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 679-5500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2014, Idera Pharmaceuticals, Inc. (the “Company”) issued a press release announcing the appointment of Louis Brenner, M.D. as Senior Vice President and Chief Medical Officer and the election of Mark Goldberg, M.D. to the Board of Directors of the Company (the “Board”).

Appointment of Chief Medical Officer

Dr. Brenner, age 43, commenced employment with the Company on January 6, 2014. Prior to joining the Company, Dr. Brenner served as Senior Vice President and Chief Medical Officer of Radius Health, Inc., a biopharmaceutical company, from November 2011 to January 2014. From September 2006 to December 2010, Dr. Brenner was Senior Vice President at AMAG Pharmaceuticals, a biotechnology company. From June 2002 to September 2006, Dr. Brenner served in progressively senior roles at Genzyme Corporation, a biotechnology company. Dr. Brenner holds a B.S. in Biology from Yale University, an M.D. from Duke University and an M.B.A. from Harvard Business School.

In connection with his joining the Company, Dr. Brenner and the Company entered into an employment letter dated January 3, 2014. Under the terms of the employment letter, Dr. Brenner is entitled to receive:

•	an annual base salary of $350,000 per year;

•	an annual bonus of up to 35% of Dr. Brenner’s annual base salary based on the achievement of both individual and Company performance objectives as developed and determined by the Company and subject to the approval of the Board. The Company has agreed that for the year ending December 31, 2014, Dr. Brenner’s annual bonus will be at least $122,500 if he remains employed with the Company through December 31, 2014;

•	a signing bonus of $30,000 payable on March 1, 2014 subject to his continued employment with the Company; and

•	a stock option to purchase 600,000 shares of the Company’s Common Stock under the Company’s 2013 Stock Incentive Plan, which option was granted to him on January 6, 2014 with an exercise price per share equal to $5.04 (the “Option”). The Option vests over four years with the first installment vesting on the first anniversary of the date of grant and the balance of the shares vesting quarterly over the remaining three years.

Under the employment letter, if the Company terminates Dr. Brenner’s employment without cause, Dr. Brenner will be entitled to twelve months severance and benefits continuation and to receive any bonus that Dr. Brenner earned and that the Board approved prior to the termination to the extent not then paid. In addition, if Dr. Brenner terminates his employment with the Company for good reason upon or within twelve months after a change in control of the Company, (i) he will be entitled to twelve months severance and benefits continuation and to receive any bonus that Dr. Brenner earned and that the Board approved prior to the termination to the extent not then paid and (ii) the Option will vest in full and become immediately exercisable. The Company’s obligation to make severance payments and provide benefits to Dr. Brenner in accordance with his employment letter are subject to Dr. Brenner’s entering into a separation and release agreement with the Company.

Election of a Director

Effective as of January 7, 2014, the Board elected Mark Goldberg, M.D. to the Board as a Class III director. Dr. Goldberg’s term as a Class III director will expire at the Company’s 2016 Annual Meeting of Stockholders.

In accordance with the Company’s director compensation program, Dr. Goldberg will receive an annual cash retainer of $35,000 for service on the Board, which is payable quarterly in arrears. The Company’s director compensation program includes a stock-for-fees policy, under which Dr. Goldberg has the right to elect, on a quarterly basis, to receive Common Stock of the Company in lieu of the cash fees. Dr. Goldberg has not elected to receive the Company’s Common Stock for fees at this time.

In addition, Dr. Goldberg was granted an option to purchase 30,000 shares of the Company’s Common Stock, which is granted to directors upon their initial election to the Board under the Company’s director compensation program. All options granted to non-employee directors, including the grant to Dr. Goldberg, vest in equal quarterly installments over three years. This option, which was granted on January 7, 2014 with an exercise price per share equal to $5.30, automatically becomes exercisable in full upon the occurrence of a change in control of the Company.

Dr. Goldberg will be subject to the Company’s director retirement policy, which provides for acceleration of vesting of options and an extension of the exercise period upon the retirement of a non-employee director, as more fully described in the Company’s Proxy Statement filed on June 10, 2013 with the Securities and Exchange Commission.

Dr. Goldberg has not been elected to any committees of the Board. There was no arrangement or understanding between Dr. Goldberg and any other persons pursuant to which Dr. Goldberg was elected as a director and there are no related party transactions between Dr. Goldberg and the Company.

The Company’s press release dated January 9, 2014 announcing the appointment of Dr. Brenner as Senior Vice President and Chief Medical Officer and the election of Dr. Goldberg to the Board is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Idera Pharmaceuticals, Inc.

Date: January 9, 2014	By:	/s/ Louis J. Arcudi, III
Louis J. Arcudi, III
Senior Vice President of Operations,
Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Idera Pharmaceuticals, Inc. on January 9, 2014